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                                                                    EXHIBIT 3.69

                            ARTICLES OF INCORPORATION
                                       OF
                            MARSHALL PROPERTIES, INC.

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                  The undersigned, desiring to form a corporation for profit
(hereinafter referred to as the "Corporation") in accordance with Chapter 1701 of the Ohio Revised Code (hereinafter referred to as the "ORC") hereby states as follows:

                  1. Name. The name of the Corporation is Marshall Properties, Inc.

                  2. Principal Office. The place in the State of Ohio where the principal office of the Corporation is to be located is in the City of Toledo, County of Lucas.

                  3. Purposes. The purposes for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive of the ORC.

                  4. Authorized Shares. The total number of shares that the Corporation is authorized to have issued and outstanding is (i) Nine Hundred Fifty (950) Class A Common Shares, without par value, and (ii) Fifty (50) Class B Common Shares, without par value. The rights and privileges of the Class A Common Shares and the Class B Common Shares shall not be entitled to vote at any meeting of the shareholders of the Corporation for the election of directors or for any other purpose of otherwise to participate in any action taken by the Corporation or the shareholders of the Corporation, or to receive notice of any meeting of the shareholders of the Corporation.

                  5. Purchase of Securities. The Board of Directors of the Corporation, without action by the shareholders, is hereby authorized to use and apply the Corporation's surplus, however created or arising, or any part thereof, at any time or from time to time in the purchase of acquisition of shares of any class of the Corporation, voting trust certificates for shares of the Corporation, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness of the Corporation or other securities of the Corporation, to such extent or amount and in such manner and upon such terms as the Board of Directors of the Corporation shall deem expedient to the extent not prohibited by law.

                  6.1. The Corporation shall be a "sole asset entity" as required by the Secretary of Housing and Urban Development, whose sole asset shall be Arbors at Milford located at 5900 Meadowcreek Drive, Milford, Clemont County, Ohio ("Project").

                  6.2. The Corporation shall not be voluntarily dissolved prior to December 31, 2046.

                  6.3. Notwithstanding anything else to the contrary stated in the Articles of Incorporation, the Corporation shall not indemnify any Person except to the extent mandated by state law and/or to the extent that such indemnification is limited to liability insurance coverage or distribution approved by HUD from residual receipts or surplus cash.


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                  6.4 Notwithstanding any other provision in the Articles of
Incorporation to the contrary, as long as the Secretary of the Department of Housing and Urban Development ("Secretary") or the Secretary's successors or assigns is the insurer or holder of the note secured by the mortgage on the Project, no amendment to the Articles of Incorporation that result in any of the following will have any force or effect without the prior written consent of the
Secretary:

                  (a) Any amendment that modifies the term of the Corporation's existence;

                  (b) Any amendment that activates the requirement that a HUD Previous Participation Certification be obtained from any additional Shareholder or other Person;

                  (c) Any amendment that in any way affects the note, mortgage, or security agreement on the Project or the Regulatory Agreement between HUD and the Corporation (the "Regulatory Agreement");

                  (d) Any amendment that would authorize any Person other than the previously authorized officers to bind the Corporation for all matters concerning the Project with required HUD's consent or approval;

                  (e) A change in the voting control of the Shareholder(s) of the Corporation;

                  (f) Any change in the guarantor(s) of the obligation to the Secretary; or

                  (g)      Any amendment to these Articles of Incorporation.

                  6.5. Authority of Corporation. The Corporation is authorized to execute a note, mortgage and security agreement in order to secure a loan to be insured by the Secretary and to execute the Regulatory Agreement and other documents required in connection with the HUD-insured loan.

                  6.6. Issuance of New Shares. No shares shall be issued with at least a 25% voting control unless the holder of such shares shall meet the applicable requirements for HUD previous participation clearance. Any such new Shareholder shall, as a condition of receiving an interest in the Corporation, agree to be bound by the note, mortgage, security agreement, the Regulatory Agreement, and any other documents required in connection with the HUD-insured loan to the same extent and on the same terms as the other Shareholders.

                  6.7. Transfers Upon Dissolution. Notwithstanding any other provisions of these Articles of Incorporation, upon any dissolution, no title, or right to possession and control of the Project, and no right to collect the rents from the Project, shall pass to any Person who is not bound by the Regulatory Agreement in a manner satisfactory to the Secretary.

                  6.8. Conflicts With Note or Regulatory Agreement. Notwithstanding any other provisions of the Articles of Incorporation, if any of the provisions of the organizational documents conflict with the terms of the note, mortgage, deed of trust or security deed, security agreement, HUD Regulatory Agreement or other documents that may be required by HUD (the "HUD Loan Documents"), the provisions of the HUD Loan Documents shall control.



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                  6.9. No Voluntary Dissolution. So long as the Secretary's
successors or assigns is the insurer or holder of the note on the Project, the Corporation may not voluntarily be dissolved or disassociated or changed to another type of entity without the prior written approval of the Secretary, and any Shareholder may not be voluntarily changed to a limited liability company or partnership.

                  6.10. Personal Liability. The Shareholder(s), and any assignee of a Shareholder, agree to be liable in their individual capacities to HUD with respect to the following matters:

                  (a) For funds or property of the Project coming into their hands, which by the provisions of the Regulatory Agreement, they are not entitled to retain; and

                  (b) For their own acts and deeds, or acts and deeds of others which they have authorized, in violation of the provisions of the Regulatory Agreement.

                  (c) For their acts which violate statutes governing the conduct of owners of multifamily projects with FHA-insured mortgages.

                  6.11. Corporation Representatives. Each Officer is authorized to represent and bind the Corporation with respect to all matters concerning the Project which require the consent or approval of the Secretary. The signature of any one Officer shall bind the Corporation in all such matters. If the Corporation representatives under this article XIII are changed at any time, the Corporation shall provide the Secretary with written notification of the name, address and telephone number of the new representative(s) within three (3) business days of such change.







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